SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Schedule 13G

Amendment No.2

Under the Securities Exchange Act of 1934

Evergreen Media Corporation
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

300248101
(CUSIP Number)

Check the following box if a fee is being paid with this statement.
(  )
The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section
18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Holdings Inc.
S.S. or I.R.S. Identification No. of Above Person

13-3216325


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization
Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

HC/CO
CUSIP No.
300248101

1)  Names of Reporting Person

LB I Group Inc.
S.S. or I.R.S. Identification No. of Above Person

13-2741778


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

HC/CO/OO
CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Merchant Banking Portfolio Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354405


2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Partners Ltd.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

CO

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership--Japan L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Offshore Investment Partnership L.P.
S.S. or I.R.S. Identification No. of Above Person



2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Bermuda

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%



12)  Type of Reporting Person

PN

CUSIP No.
300248101

1)  Names of Reporting Person

Lehman Brothers Capital Partners II, L.P.
S.S. or I.R.S. Identification No. of Above Person

13-354406

2)  Check the Appropriate box if a Member of a Group

(a)  (___) Sole
(b)  ( X ) Joint Filing


3)  SEC Use Only


4)  Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned
by Each Reporting Person With:

    5)  Sole Voting Power
        -0-

    6)  Shared Voting Power
        -0-

    7)  Sole Dispositive Power
        -0-

    8)  Shared Dispositive Power
        -0-

9)  Aggregate Amount Beneficially Owned by Each Reporting Person
        -0-

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(___)

11)  Percent of Class Represented by Amount in Row 9

     0%


12)  Type of Reporting Person

PN

Item 1(a).  Name of Issuer: Evergreen Media Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

            433 East Las Colinas Boulevard
            Irving, Texas 75039


Item 2(a).  Name of Person Filing:

Lehman Brothers Holdings Inc.
LB I Group Inc.
Lehman Brothers Offshore Partners Ltd.
Lehman Brothers Merchant Banking Portfolio Partnership L.P.
Lehman Brothers Offshore Investment Partnership L.P.
Lehman Brothers Capital Partners II, L.P.
Lehman Brothers Offshore Investment Partnership--Japan L.P.

Item 2(b).  Address of Principal Business Office:

            3 World Financial Center
            New York, NY  10285

Item 2(c).  Citizenship or Place of Organization:

See Item 4 of cover pages

Item 2(d).  Title of Class of Securities:

Class A Common

Item 2(e).  CUSIP Number:

            300248101


Item 3.  Information if statement is filed pursuant to Rules
13d-1(b) or 13d-2(b):

Not Applicable

Item 4.  Ownership

(a)  Amount Beneficially Owned as of:  December 31, 1994

See Item 9 of cover pages

(b)  Percent of Class:

See Item 11 of cover pages

(c)  Number of shares as to which such person has:

(i)  sole power to vote or to direct the vote

(ii)  shared power to vote or to direct the vote

(iii)  sole power to dispose or to direct the disposition

(iv)  shared power to dispose or to direct the disposition

See Items 5-8 of cover pages


Item 5.  Ownership of Five Percent or Less of a Class

      This statement is being filed to report that as of May 31, 1995 the Reporting Persons have ceased to be the beneficial owners of more than 5% of the class of securities covered by this report.


Item 6.  Ownership of More than Five Percent on Behalf of Another
Person

Not Applicable.


Item 7. Identification and Classification of the Subsidiary which
Acquired the Security being reported on by the Parent Holding
Company

See Item 2(a)


Item 8.  Identification and Classification of Members of the
Group

Not Applicable.


Item 9.  Notice of Dissolution of Group

Not Applicable.
Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


Dated: May 31, 1995


LEHMAN BROTHERS HOLDINGS INC.

By:_____________________
Name:  Karen C. Manson
Title: Vice President
       Secretary

LEHMAN BROTHERS INC.

By:_____________________
Name:  Karen C. Manson
Title: Senior Vice President
       Secretary

LB I GROUP INC.

By:_____________________
Name:  Karen C. Manson
Title: Secretary


LEHMAN BROTHERS OFFSHORE PARTNERS LTD.

By:_____________________
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS MERCHANT BANKING PORTFOLIO PARTNERSHIP L.P.

By:_____________________
Name:  Karen C. Manson
Title: Authorized Representative

LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP--JAPAN L.P.

By:_____________________
Name:  Karen C. Manson
Title: Authorized Representative


LEHMAN BROTHERS OFFSHORE INVESTMENT PARTNERSHIP L.P.

By:_____________________
Name:  Karen C. Manson
Title: Authorized Representative









































ldm/evergr2.13g